GRUPO TRANSPORTACION FERROVIARIA
                                  MEXICANA, S. A. DE C. V.

                              CONSOLIDATED FINANCIAL STATEMENTS

                              DECEMBER 31, 1998, 1999 AND 2000

                        GRUPO TRANSPORTACION FERROVIARIA

                           MEXICANA, S. A. DE C. V.

                        CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1999 AND 2000



                                      INDEX

Contents                                                                   Page

Report of Independent Accountants                                       1 and 2

Consolidated Balance Sheets                                                   3

Consolidated Statements of Income                                             4

Consolidated Statements of Changes in Stockholders' Equity                    5

Consolidated Statements of Cash Flows                                         6

Notes to Consolidated Financial Statements                              7 to 28

REPORT OF INDEPENDENT ACCOUNTANTS


Mexico City, February 16, 2001


To the Board of Directors and Stockholders of Grupo Transportacion Ferroviaria Mexicana, S. A. de C. V.


We have audited the accompanying consolidated balance sheets of Grupo Transportacion Ferroviaria Mexicana, S. A. de C. V. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, of changes in stockholders' equity and of cash flows for each of the three years in the period ended December 31, 2000, all expressed in US dollars. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with International Auditing Standards and Auditing Standards Generally Accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with International Accounting Standards. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the consolidated financial position of Grupo Transportacion Ferroviaria Mexicana, S. A. de C. V. and subsidiary as of December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with International Accounting Standards.

International Accounting Standards differ in certain material respects from Accounting Principles Generally Accepted in the United States of America (U.S.
GAAP). The application of the latter would have affected the determination of the consolidated net income for each of the three years in the period ended December 31, 2000, and the determination of consolidated stockholders' equity and consolidated financial position as of December 31, 2000 and 1999, to the extent summarized in Note 12 to the consolidated financial statements.

PricewaterhouseCoopers

Alberto Del Castillo V. Vilchis
Audit Partner

          GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S. A. DE C. V.

                           CONSOLIDATED BALANCE SHEETS

                     (amounts in thousands of US dollars)


                                                                               December 31,

                                                                           1999            2000
                                                                        ----------      ----------
Assets
Current assets:
    Cash and cash equivalents                                           $   10,950      $   33,038
    Accounts receivable net of allowance for
    doubtful accounts of $2,642 in 1999
    and $4,160 in 2000                                                      43,831          67,787
    Amounts due from related parties (Note 7)                                                3,864
    Other accounts receivable - Net                                         49,315          53,447
    Materials and supplies                                                  21,066          23,854
    Other current assets                                                     9,007           8,930
                                                                        ----------      ----------
         Total current assets                                              134,169         190,920

Concession rights and related assets - Net (Note 3)                      1,367,418       1,308,900
Property, machinery and equipment - Net (Note 4)                           466,262         483,569
Investment held for operating purposes (Note 2)                              7,100           7,081
Deferred financing costs                                                    24,445          13,381
Other assets                                                                   567             707
Deferred income taxes (Note 9)                                             119,772         138,082
                                                                        ----------      ----------
                Total assets                                           $ 2,119,733     $ 2,142,640
                                                                        ==========      ==========
Liabilities and stockholders' equity
Short-term liabilities:

    Revolving credit facility (Note 5)                                 $    85,000
    Current portion of long-term debt (Note 5)                              90,450
    Current portion of capital lease obligations (Note 10)                  10,248       $   4,227
    Amounts due to related parties (Note 7)                                  6,535
    Accounts payable and accrued expenses                                   63,457          76,318
                                                                        ----------      ----------
         Total short-term liabilities                                      255,690          80,545
                                                                        ----------      ----------
Long-term portion of capital lease obligations (Note 10)                     4,227
Long-term debt (Note 5)                                                    664,322         811,324
Other long-term liabilities                                                  4,364           6,453
                                                                        ----------      ----------
         Total long-term liabilities                                       672,913         817,777
                                                                        ----------      ----------
                Total liabilities                                          928,603         898,322
                                                                        ----------      ----------
Minority interest (Note 2)                                                 359,872         370,376
                                                                        ----------      ----------
Commitments and contingencies (Note 10)

Subsequent events (Note 11)

Stockholders' equity (Note 8):

Common stock, 10,063,570 shares authorized, issued and
outstanding without par value                                              807,008         807,008
Retained earnings                                                           24,250          66,934
                                                                        ----------      ----------
                Total stockholders' equity                                 831,258         873,942
                                                                        ----------      ----------
                Total liabilities and stockholders' equity             $ 2,119,733    $  2,142,640
                                                                       ===========    ============

The accompanying notes are an integral part of these consolidated financial statements.


          GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S. A. DE C. V.

                        CONSOLIDATED STATEMENTS OF INCOME

        (amounts in thousands of US dollars, except per share amounts)




                                                                             Year ended December 31,

                                                                       1998              1999              2000
                                                                ------------      ------------     ------------
Transportation revenues                                         $    431,272     $     524,541      $   640,558

Operating expenses:
        Salaries, wages and employee benefits                         86,302            81,176           95,503
        Purchased services                                           122,423           121,962          124,540
        Fuel, material and supplies                                   42,817            48,487           69,292
        Other costs                                                   47,165            78,042          109,240
        Depreciation and amortization                                 70,121            71,990           75,455
                                                                ------------      ------------     ------------
               Total operating expenses                              368,828           401,657          474,030
                                                                ------------      ------------     ------------
Operating income                                                      62,444           122,884          166,528
                                                                ------------      ------------     ------------
Other expenses - Net                                                  (8,073)           (4,136)         (22,966)
                                                                ------------      ------------     ------------
Interest income                                                        3,810  (*)        3,853  (*)       1,548
Interest expense                                                    (103,337) (*)     (105,434) (*)    (108,806)
Exchange loss - Net                                                  (10,865)              (75)          (1,424)
                                                                ------------      ------------     ------------
Net comprehensive financing cost                                    (110,392)         (101,656)        (108,682)
                                                                ------------      ------------     ------------
(Loss) income before provision for deferred income
 taxes and minority interest                                         (56,021)           17,092           34,880

Deferred income tax benefit                                           72,783            41,318           18,310
                                                                ------------      ------------     ------------
Income before minority interest                                       16,762            58,410           53,190

Minority interest                                                     (2,439)          (12,025)         (10,506)
                                                                ------------      ------------     ------------
Net income for the year                                         $     14,323      $     46,385     $     42,684
                                                                ============      ============     ============
Net income for the year per share (Note 2)                      $       1.42      $       4.61     $       4.24


(*) These figures were reclassified to conform with 2000 classification.

The accompanying notes are an integral part of these consolidated financial statements.

          GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S. A. DE C. V.

                      CONSOLIDATED STATEMENTS OF CHANGES
                 IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED
                       DECEMBER 31, 1998, 1999 AND 2000

                     (amounts in thousands of US dollars)




                                                         Common           (Deficit) retained
                                                          stock                earnings               Total
                                                          -----                --------               -----

Balance at December 31, 1997                          $   807,008          ($    36,458)           $  770,550

Net income for the year                                                          14,323                14,323
                                                      -----------           -----------           -----------
Balance at December 31, 1998                              807,008               (22,135)              784,873

Net income for the year                                                          46,385                46,385

Balance at December 31, 1999                              807,008                24,250               831,258

Net income for the year                                                          42,684                42,684
                                                      -----------           -----------           -----------
Balance at December 31, 2000                          $   807,008           $    66,934           $   873,942
                                                      ===========           ===========           ===========


The accompanying notes are an integral part of these consolidated financial statements.

               GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S. A. DE C. V.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                      (amounts in thousands of US dollars)




                                                                                   Year ended December 31,

Cash flows from operating activities:                                         1998           1999         2000
                                                                           ---------      ---------    ---------

Net income for the year                                                    $  14,323      $  46,385    $  42,684
                                                                           ---------      ---------    ---------
Adjustments   to  reconcile  net  income  to  net  cash  provided
by  operating activities:

        Depreciation and amortization                                         70,121         71,990       75,455
        Amortization of discount on senior secured debentures
        and commercial paper                                                  32,248         36,145       45,665
        Deferred income tax benefit                                          (72,783)       (41,318)     (18,310)
        Provision for doubtful accounts                                        1,043          1,599        1,518
        Amortization of deferred financing costs                               5,830          6,166       14,307
        Minority interest                                                      2,439         12,025       10,506
        Loss on sale of property, machinery and equipment - Net                4,661          4,861       23,435
        Changes in other assets and liabilities:
                  Accounts receivable                                         41,305         (7,862)     (25,474)
                  Other accounts receivable                                  (13,344)       (23,791)      (4,132)
                  Materials and supplies                                     (10,543)         6,465       (2,788)
                  Other current assets                                        (4,561)             9           77
                  Amounts due to related parties                              (2,926)         3,158      (10,399)
                  Accounts payable and accrued expenses                       (1,474)       (24,393)      12,861
                  Other non-current assets and long-term liabilities           1,662            646         (291)
                                                                           ---------      ---------    ---------
                  Total adjustments                                           53,678         45,700      122,430
                                                                           ---------      ---------    ---------
Net cash provided by operating activities                                     68,001         92,085      165,114
                                                                           ---------      ---------    ---------
Cash flows from investing activities:

Sale of property, machinery and equipment                                     12,409         25,066        6,676
Acquisition of property, machinery and equipment                             (96,243)       (49,412)     (65,349)
                                                                           ---------      ---------    ---------
Net cash used in investing activities                                        (83,834)       (24,346)     (58,673)
                                                                           ---------      ---------    ---------
Cash flows from financing activities:

Proceeds from commercial paper - Net                                                                     280,662
Principal payment of senior secured credit facility                                         (55,225)    (269,769)
Proceeds from revolving credit facility                                       40,000         67,000       15,102
Principal payments under capital lease obligations                           (10,401)       (10,617)     (10,248)
Payments under revolving credit facility                                     (15,000)       (67,000)    (100,100)
                                                                           ---------      ---------    ---------
Net cash provided by (used in) financing activities                           14,599        (65,842)     (84,353)
                                                                           ---------      ---------    ---------
(Decrease) increase in cash and cash equivalents                              (1,234)         1,897       22,088
Cash and cash equivalents:
        Beginning of the year                                                 10,287          9,053       10,950
                                                                           ---------      ---------    ---------
        End of the year                                                    $   9,053      $  10,950    $  33,038
                                                                           =========      =========    =========
Supplemental information

Cash paid during the year for interest                                     $  62,912      $  60,935    $  52,470
                                                                           =========      =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

          GRUPO TRANSPORTACION FERROVIARIA MEXICANA, S. A. DE C. V.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000


         (amounts in thousands of US dollars except number of shares)


NOTE 1 - THE COMPANY:

Grupo Transportacion Ferroviaria Mexicana, S. A. de C. V. ("Grupo TFM") was incorporated on July 12, 1996. In December 1996, Grupo TFM was awarded the right to acquire (the "Acquisition") an 80% interest in TFM, S. A. de C. V. ("TFM or the "Company"), formerly Ferrocarril del Noreste, S. A. de C. V. pursuant to a stock purchase agreement.

The stock purchase agreement provided for a purchase price adjustment, within 180 days from June 23, 1997 ("commencement of operations"), in the event that TFM incurred any difference greater than Ps30 million ($3.8 million at the exchange rate of Ps7.89 per dollar) resulting from any undisclosed liability, including labor related disputes or from the failure by the Mexican Government (the "Government") to deliver any assets purchased under the asset purchase agreement (see Note 4).

On December 19, 1997 Grupo TFM submitted to the Government and the Ministry of Communications and Transport ("SCT") a claim seeking a $32 million purchase price adjustment for non-delivery of certain railcars and equipment. Related with this claim, during 1998 the Company received approximately $7 million for non-delivery railcars plus $2 million of interest computed since the date of the Acquisition. In respect with the remaining claim balance, the stock purchase agreement provided for a non-appealable arbitration procedure in the event that the parties involved do not agree with the claim. On September 1, 1999, the arbitrator determined that there were additional non-delivery assets, consisting mainly of railcars and equipment, amounting to $3.7 million which the Government agreed to pay to TFM plus $2.2 million of interest computed since the date of the Acquisition. The adjustments resulting from the non-delivery assets reduced the value of the fixed assets acquired in the Acquisition and the interest were credited to income in 1999.

Grupo TFM is a non-operating holding company with no material assets or operations other than its investment in the Company and reports on a calendar-year basis. The stockholders of Grupo TFM are TMM Multimodal, S. A. de
C. V. ("TMM Multimodal"), an indirect wholly owned subsidiary of Transportacion Maritima Mexicana, S. A. de C. V. ("TMM"), Nafta Rail, S. A. de C. V. ("Nafta"), an indirectly wholly owned subsidiary of Kansas City Southern Industries, Inc. ("KCSI"), Grupo Servia, S. A. de C. V. ("Grupo Servia") and the Government. See Notes 8 and 11.

TFM lines are comprised of approximately 2,661 miles of track which form a strategically important rail link within Mexico and to the North American Free Trade Agreement corridor. TFM lines directly link Mexico City and Monterrey (as well as Guadalajara through trackage rights) with the ports of Lazaro Cardenas, Veracruz and Tampico and the Mexican/United States border crossings of Nuevo Laredo-Laredo, Texas and Matamoros-Brownsville, Texas.

Approximately 71% of the Company's employees are covered under a collective bargaining agreement dated July 1, 1999. Under this labor agreement, the compensation terms of the collective bargaining agreement are subject to renegotiation on an annual basis, whereas all other terms are to be renegotiated every two years.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Grupo TFM and the Company prepare their financial statements in accordance with International Accounting Standards ("IAS") expressed in U.S. dollars, which differ in certain material respects from those under United States of America Generally Accepted Accounting Principles (U.S. GAAP). See Note 12. The most significant accounting policies are described below.

Consolidation

The consolidated financial statements include the accounts of Grupo TFM and the Company. All intercompany balances and transactions have been eliminated.

Translation

Although Grupo TFM and TFM are required to maintain for tax purposes their books and records in Mexican pesos ("Ps"), Grupo TFM and TFM keep records and use the US dollar as their reporting currency.

Monetary assets and liabilities denominated in Mexican pesos are translated into US dollars using current exchange rates. The difference between the exchange rate on the date of the transaction and the exchange rate on the settlement date, or balance sheet date if not settled, is included in the income statement as a foreign exchange gain/loss. Non monetary assets or liabilities originally denominated in Mexican pesos are translated into US dollars using the historical exchange rate at the date of the transaction. Capital stock and minority interest are translated at historical rates.

Cash and cash equivalents

Cash and cash equivalents represent highly liquid interest-bearing deposits and investments with an original maturity of less than three months.

Materials and supplies

Materials and supplies, consisting mainly of fuel and items for maintenance of property and equipment, are valued at the lower of the average cost or market.

Concession rights and related assets

Costs incurred by the Company to acquire the concession rights and related assets were capitalized and are amortized on a straight-line basis over the estimated useful lives of the related assets and rights acquired (see Notes 3 and 4). The purchase price to acquire the concession rights and related assets was allocated to the identifiable assets acquired and liabilities assumed in connection with the privatization process (see Note 3) based on their estimated fair value.

The assets acquired and liabilities assumed include:

(i) The tangible assets acquired pursuant to the asset purchase agreement, consisting of locomotives, rail cars and materials and supplies;

(ii) The rights to utilize the right of way, track structure, buildings and related maintenance facilities of the TFM lines;

(iii) The 25% equity interest in the company established to operate the Mexico City rail terminal facilities; and

(iv) Capital lease obligations assumed.

Property, machinery and equipment

Machinery and equipment acquired through the asset purchase agreement were initially recorded at their estimated fair value. Subsequent acquisitions are stated at cost. Depreciation is calculated by the straight-line method based on the estimated useful lives of the respective fixed assets (see Note 4).

Recurring maintenance and repair expenditures are charged to operating expenses as incurred. The cost of locomotives rebuilt is capitalized and is amortized over the period in which benefits are expected to be received (eight years).

Foreign currency position

At December 31, 2000 Grupo TFM had monetary assets and liabilities denominated in Mexican pesos of Ps478.8 million and Ps225.2 million (Ps627.5 million and Ps189.20 million, at December 31, 1999), respectively. At December 31, 1999 and 2000 the exchange rate was Ps9.48 and Ps9.61 per US dollar, respectively. At February 16, 2001, date of issuance of these consolidated financial statements, the exchange rate was Ps9.68 per US dollar.

Derivative financial instruments

The Company enters into financial and commodity derivative instruments as a part of its risk management program including currency exchange contracts, interest rate arrangements and U.S. based fuel futures. Gains related to qualifying hedged transactions are recognized when realized. Losses are recognized in results of operations on a monthly basis. See Notes 6 and 11.

Investment held for operating purposes

TFM's 25% interest in the Mexico City rail terminal is accounted for using the equity method of accounting. Effective May 1, 1998, the final non-Government owned interest in the terminal was transferred. For the years ended December 31, 1999 and 2000, the equity in the income (loss) of Mexico City rail terminal amounted $304 (unaudited) and ($19) (unaudited) and is included in other expense-net in the statements of income.

Deferred financing costs

Includes fees and other related expenses paid by the Company to obtain long-term debt (see Note 5). These deferred financing costs are amortized by the effective interest method during the outstanding period of such long-term debt.

Income tax and employees' profit sharing

Income tax and employees' profit sharing are determined following interperiod allocation procedures under the liability method.

Under this method the Company is required to make provision for deferred income taxes on the revaluation of certain non-current assets and, in relation to an acquisition on the difference between the acquisition cost of the net assets acquired and their tax base.

Seniority premiums

Seniority premiums to which employees are entitled upon termination of employment after 15 years of service are expensed in the years in which the services are rendered. At December 31, 1999 and 2000, the Company had a provision of $789 and $1,092, respectively.

Other compensations based on length of service to which employees may be entitled in the event of dismissal or death, in accordance with the Mexican Federal Law, are charged to income in the year in which they become payable.

Revenue recognition

Revenue is recognized proportionally as a shipment moves from origin to destination.

Intangible and long-lived assets

The carrying value of intangible assets is periodically reviewed by the Company and impairments are recognized when the expected future operating cash flows derived from such intangible assets is less than their carrying value.

Minority interest

The minority interest reflects the 20% share of the Company held by the Government.

Net income per share

Net income per share is calculated based on the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding for the years ended December 31, 1998, 1999 and 2000 was 10,063,570.

Concentration of risk

Over 25% of the Company's transportation revenues are generated by the automotive industry, which is made up of a relatively small number of customers. In addition, the Company's largest customer accounted for approximately 10% of transportation revenues. The Company performs ongoing credit valuations of its customers' financial conditions and maintains an allowance for doubtful accounts.

Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that could affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

NOTE 3 - CONCESSION RIGHTS AND RELATED ASSETS:

In December 1996, the Government granted TFM the Concession (the "Concession") to operate the northeast rail lines for an initial period of fifty years, exclusive for thirty years, renewable, subject to certain conditions, for a second period of equal length. Under the terms of the Concession, the Company has the right to use and the obligation to maintain the right of way, track structure, buildings and related maintenance facilities. Ownership of such property and fixtures, however, has been retained by the Government.

Concession rights and related assets are summarized below:

                                                                      December 31,                    Estimated
                                                                                                       useful
                                                                 1999  (1)          2000            lives (years)
                                                              ------------      ------------        ------------

Land                                                          $    132,878      $    132,878             50
Buildings                                                           33,113            33,113           27-30
Bridges                                                             75,350            75,350             41
Tunnels                                                             94,043            94,043             40
Rail                                                               317,268           317,268             29
Concrete and wood ties                                             137,351           137,351             27
Yards                                                              106,174           106,174             35
Ballast                                                            107,189           107,189             27
Grading                                                            391,808           391,808             50
Culverts                                                            14,942            14,942             21
Signals                                                              1,418             1,418             26
Other                                                               61,792            61,792            5-50
                                                              ------------      ------------
                                                                 1,473,326         1,473,326

Accumulated amortization                                          (105,908)         (164,426)
                                                              ------------      ------------
Concession rights and related assets - Net                    $  1,367,418      $  1,308,900
                                                              ============      ============

Amortization of concession rights was $41.5 million in 1998 and 1999, and $40.5 million in 2000.

(1) On November 10, 1999, the SCT issued an official letter pursuant to which it acknowledged the dismantling of the catenary running over the route between Mexico City and the city of Queretaro, since it is considered inefficient and because of the plans for the use of two and three-level cars that would permit double-stack intermodal traffic and open new intermodal facilities to promote this traffic. See Note 11. The value assigned originally to the catenary was $91,591, which has been reallocated among the other items under Concession. The effect of reassigning the value of the catenary in the annual depreciation expense was not material.

NOTE 4 - PROPERTY, MACHINERY AND EQUIPMENT:

Pursuant to the asset purchase agreement, the Company obtained the right to acquire locomotives and rail cars and various materials and supplies, formerly owned by Ferrocarriles Nacionales de Mexico ("FNM"). The Company also agreed to assume the outstanding indebtedness, as of the commencement of operations, relating to certain locomotives originally acquired by FNM under capital lease arrangements (see Note 10). Legal title to the purchased assets was transferred to TFM at that time.

                                                            December 31,              Estimated
                                                                                        useful
                                                        1999           2000          lives (years)
                                                    -----------    -----------       ------------
Locomotives                                         $   175,579    $   175,794           14
Freight cars                                            119,097        104,683          12-16
Machinery of workshop                                    16,650         16,817            8
Machinery of road                                        23,557         26,141           14
Furniture and equipment                                 124,020        154,277          1-15
Buildings                                                 4,364          4,766           20
Other                                                    47,441         57,226            8
                                                    -----------    -----------
                                                        510,708        539,704
Less accumulated depreciation

and amortization                                        (69,479)      (101,530)
                                                    -----------    -----------
                                                        441,229        438,174
Land                                                      3,888         23,686
Construction in progress                                 21,145         21,709
                                                    -----------    -----------
                                                    $   466,262    $   483,569
                                                    ===========    ===========
Depreciation  of property,  machinery  and  equipment was $28.6 million in 1998, $30.4 million in 1999 and $34.9 in 2000.


NOTE 5 - FINANCING:

Long-term debt is summarized as follows:

                                                                             December 31,

                                                                         1999          2000
                                                                     -----------    -----------
Senior credit facilities:
Tranche "A"                                                          $   225,000
Tranche "B"                                                               44,775
                                                                     -----------
                                                                         269,775

Less current portion of Senior credit facilities                         (90,450)
                                                                     -----------
Long-term portion of Senior credit facilities                            179,325

Senior notes                                                             150,000    $   150,000
Senior discount debentures                                               443,501        443,501
Commercial paper                                                                        290,000
                                                                     -----------    -----------
                                                                         772,826        883,501
Less-discount on Senior discount debentures and
commercial paper                                                        (108,504)       (72,177)
                                                                     -----------    -----------
                                                                     $   664,322    $   811,324
                                                                     ===========    ===========

Interest expense related with the Senior credit facilities amounted to $38,155, $36,859 and $24,125 during 1998, 1999 and 2000, respectively, at an average interest rate of 9.5%.

Commercial paper

In September 2000, the Company issued commercial paper at a discount of $5 million from its principal amount of $290 million, as part of a two-year $310 million program. Interest rates on the outstanding commercial paper range around 6.54%. Proceeds from commercial paper were used to pay the Tranches "A" and "B" of the Senior credit facilities and their respective revolving loan. The deferred financing costs related with the Senior credit facilities were expensed in 2000.

Senior notes

In June 1997 the Company issued US dollar denominated securities bearing interest semiannually at 10.25% and maturing on June 15, 2007.

Senior discount debentures ("SDD")

The US dollar denominated SDD were sold in June 1997, at a substantial discount from their principal amount of $443,501, and no interest will be payable thereon prior to June 15, 2002. The SDD will mature on June 15, 2009. The price of the SDD represents a yield to maturity of 11.75%, computed on the basis of semiannual compounding and maturing on June 15, 2002. Interest on the SDD is payable semiannually at 11.75%, commencing on December 15, 2002. The SDD are redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2002.

Pursuant to the provisions of the Registration Rights Agreement entered between the Company and the Placement Agents, with respect to the Senior notes and the SDD mentioned above, the Company registered the securities with the US Securities and Exchange Commission in 1998.

Grupo TFM's total long-term debt matures as follows:

Year ending December 31,

2002                                     $   290,000
2003                                           -
2004                                           -
2005                                           -
2006 and thereafter                          593,501
                                         -----------
                                         $   883,501
                                         ===========
Covenants

The agreements related to the above-mentioned loans include certain affirmative and negative covenants and maintenance of certain financial conditions, including, among other things, dividend and other payment restrictions affecting restricted subsidiaries, with which Grupo TFM and subsidiary were in compliance at December 31, 2000.

NOTE 6 - FINANCIAL INSTRUMENTS:

Interest rates agreements

The Company enters into various types of interest rate contracts in managing its interest rate risk. The Company uses interest rates swaps to reduce the potential impact of increases in its interest rates under its long-term debt described in Note 5. Interest rate forward contracts are generally used by the Company to offset changes in the rates received on short-term floating-rate assets.

As a condition to the Senior credit facilities, the Company entered into an interest rate swap, which expired on March 10, 2000. At the expiration date, the Company recognized an additional cost of approximately $200.

Fuel futures contracts

The Company may seek to assure itself of more predictable fuel expenses through U.S. fuel futures contracts, which are accounted for as hedges. TFM's fuel hedging program covered approximately 25% of estimated 2000 fuel purchases. Hedge positions are also closely monitored to ensure that they will not exceed actual fuel requirements in any period.

Foreign exchange contracts

The purpose of the Company's foreign currency hedging activities is to limit the risks arising from its peso-denominated monetary assets and liabilities.

The nature and quantity of any hedging transactions will be determined by management of the Company based upon net assets exposure and market conditions.

As of December 31, 2000, the Company had one Mexican peso option outstanding in the notional amount of $10 million based on the exchange rate of Ps11 per dollar. This option will expire in October 10, 2001.

Fair value of financial instruments

The fair values of cash and cash equivalents, accounts receivable and accounts payable approximate carrying values because of the short maturity of these financial instruments.

The related fair value based on the quoted market prices for the Senior notes and SDD or similar issues at December 31, 2000 was $136,125 and $323,755, respectively. The carrying amount of commercial paper approximates fair value.

NOTE 7 - BALANCES AND TRANSACTIONS WITH RELATED PARTIES:

The amounts payable to (receivable from) related parties are as follows:

                                                                                December 31,

                                                                              1999           2000
                                                                           --------        --------
Servicios Corporativos TMM, S. A. de C. V.                                 $  3,619
KCSI                                                                          2,961        $  2,363
Terminal Ferroviaria del Valle del Mexico, S. A. de C. V.                     2,707             632
TMM                                                                             536           5,093
Inmobiliaria TMM, S. A. de C.V .                                                 24              15
Servicios de Transporte Especializado, S. A. de C. V.                           425             610
The Texas Mexican Railway Company                                            (3,737)        (12,302)
TMM Logistics, S. A. de C. V.                                                                  (275)
                                                                           --------        --------
                                                                           $  6,535       ($  3,864)

The most important transactions with related parties are summarized as follows:

                                                                     Year ended December 31,

                                                               1998           1999          2000
                                                              --------      --------       --------
Transportation revenues                                       $    826      $  7,391       $ 15,106
                                                              ========      ========       ========

Services expenses                                            ($  1,939)    ($  2,866)     ($  3,326)
                                                              ========      ========       ========

Management services                                          ($  2,500)    ($  2,500)     ($  2,500)
                                                              ========      ========       ========

Locomotives leases revenues                                   $  1,564      $  1,764       $  1,854
                                                              ========      ========       ========

Other (expenses) revenues                                    ($  3,257)     $     96      ($  5,009)
                                                              ========      ========       ========

TMM management services agreement

The Company and TMM entered into a management services agreement pursuant to which TMM provides certain consulting and management services to the Company commencing May 1997 for a term of 12 months and which may be renewed for additional one-year periods by agreement of the parties. Under the terms of the agreement, TMM is to be reimbursed for its costs and expenses incurred in the performance of such services.

KCS Transportation Company ("KCSTC") management services agreement

The Company and KCSTC, a wholly owned subsidiary of KCSI, entered into a management services agreement pursuant to which KCSTC makes available to the Company certain railroad consulting and management services commencing May 1997 for a term of 12 months and which may be renewed for additional one-year periods by agreement of the parties. Under the terms of the agreement, KCSTC is to be reimbursed for its costs and expenses incurred in the performance of such services.

The above mentioned agreements have not been renewed, and the Company has accrued the payments due to TMM and KCSTC under these agreements through December 31, 2000.

NOTE 8 - STOCKHOLDERS' EQUITY:

Grupo TFM's capital stock is variable with a fixed minimum of Ps50,000 and an unlimited maximum. The capital stock of Grupo TFM is divided into series without par value, whose principal differences relate to: a) Series "A" shares with voting rights, which can be held only by persons or companies of Mexican nationality and represent up to 51% of the capital stock of Grupo TFM; b) Series "B" shares with voting rights, which can be held by persons or companies of non-Mexican nationality and represent up to 49% of the capital stock of Grupo TFM, unless authorized by the National Commission of Foreign Investments, in which case the percentage can be higher, and c) Series "L" shares with restricted voting rights, which are not entitled to a dividend preference.

At December 31, 2000 the capital stock of Grupo TFM is represented by 10,063,570 shares as follows:

                                        Number of shares                      Number of shares
Stockholders                    (fixed portion of capital stock)     (variable portion of capital stock)
------------                    --------------------------------     -----------------------------------

                                           Series "A"                            Series "A"
                                           ----------                            ----------

TMM Multimodal                                 24,500                              3,760,015
Grupo Servia                                    1,000                                 82,886

                                           Series "B"                         Sub-series "B"
                                           ----------                         --------------

Nafta                                          24,500                              3,692,199

                                                                              Sub-series "L"
                                                                              --------------

FNM                                                                                2,478,470
                                           ----------                         --------------

Total                                          50,000                             10,013,570
                                           ==========                         ==============

The Sub-series "L-1" shares are entitled to elect one of Grupo TFM's eight directors and his or her alternate director. Pursuant to the by-laws of Grupo TFM, the voting rights attached to these shares are limited to the following matters: (i) granting of any guaranty for the obligations of third parties not made in Grupo TFM's ordinary course of business; (ii) extension of credit to third parties not made in Grupo TFM's ordinary course of business; (iii) acquisitions not made in the furtherance of Grupo TFM's corporate purpose and not made in Grupo TFM's ordinary course of business for an amount exceeding $1 million, and (iv) the election of the director appointed by holders of Grupo TFM Sub-series "L-1" shares. Except as described above, holders of Sub-series "L-1" shares have no voting rights. Grupo TFM Sub-series "L-1" shares do not confer upon the holders thereof any right to preference dividends.

On September 26, 2000, Grupo Servia entered into a stock purchase agreement and agreed to sell its interest in Grupo TFM toTMM Multimodal. On December 28, 2000, an addendum to such agreement was signed, after which as from December 31, 2000, TMM Multimodal has voting rights on 51% of the capital stock of Grupo TFM.

TMM Multimodal and Nafta hold an option to acquire FNM's shares through July 31, 2002, which is exercisable at $198.8 million plus interest based upon one year U. S. Treasury rates. See Note 11.

The Government has retained a 20% interest in TFM's shares and has reserved the right to sell such shares by October 31, 2003 in a public offering. In the event that such public offering does not occur by October 31, 2003, Grupo TFM may purchase the Government's equity interest in TFM at a purchase price equal to the per share price initially paid by Grupo TFM, indexed based on Mexican inflation. If Grupo TFM does not purchase the Government's TFM interest, the Government may require TMM and KCSI to purchase the TFM shares at the price discussed above. See Note 11.

Dividends paid from retained earnings on which income tax has been previously paid are not subject to tax withholding. If dividends are paid from retained earnings which have not been previously taxed, they will give rise to tax payable by the Company equivalent to 53.85% of the dividends paid. Additionally, as from January 1, 1999, all dividends paid to individuals or residents abroad are subject to income tax withholding at a rate equivalent to 7.69%. When dividends are paid to residents of countries with which Mexico has signed a tax treaty, tax is withheld as per the provisions of the said treaty in question. Capital stock reductions in excess of capital contributions, indexed in accordance with the procedures established in the Mexican Income Tax Law, are accorded the same tax treatment as dividends.

NOTE 9 -  INCOME  TAX,  EMPLOYEES'  PROFIT  SHARING,  ASSET  TAX  AND  TAX  LOSS
CARRYFORWARDS:

Income tax

Grupo TFM and its subsidiary compute income tax on an individual basis.

Grupo TFM and its subsidiary had combined (losses)/income for tax purposes of ($195,795), $5,362 and ($135,816) for the years ended December 31, 1998, 1999 and 2000, respectively. The difference between tax losses and book income is due principally to the inflation gain or loss recognized for tax purposes, the difference between book and tax depreciation and amortization and temporary differences for certain items that are reported in different periods for financial reporting and income tax purposes.

Income tax attributable to taxable income in 1999 of Grupo TFM was not paid due to the utilization of prior years tax loss carryforwards.

The benefit for income tax credited to income was as follows:

                                                                             Year ended December 31,

                                                                      1998            1999          2000
                                                                   -----------     -----------    -----------

Current                                                            $     -         $      -       $    -
Deferred                                                               (72,783)        (41,318)      (18,310)
                                                                   -----------     -----------    -----------
Net income tax benefit                                            ($    72,783)   ($    41,318)  ($   18,310)
                                                                   ===========     ===========    ===========

Reconciliation of the income tax (benefit) expense based on the statutory income tax rate to recorded income tax benefit was as follows:

                                                                             Year ended December 31,

                                                                       1998           1999             2000
                                                                   -----------     -----------    -----------
(Loss) income before income tax                                     ($  56,021)    $    17,092    $    34,880
                                                                   ===========     ===========    ===========

(Benefit) income tax at 34% in 1998 and 35% in
1999 and 2000                                                       ($  19,047)    $     5,982    $    12,208

Decrease (increase) resulting from:

Effects of inflationary components                                     (32,807)        (16,261)        (2,603)

Effects of inflation on tax loss
carryforwards                                                          (20,099)        (29,984)       (28,599)

Non-deductible expenses                                                    375           1,177            672
Change in tax rate from 34% to 35%                                                      (2,159)
Other - Net                                                             (1,205)            (73)            12
                                                                   -----------     -----------    -----------
Net deferred income tax benefit                                     ($  72,783)   ($    41,318)  ($    18,310)
                                                                   ===========      ===========    ===========

The components of deferred tax assets and (liabilities) are comprised of the following:

                                                                           December 31,

                                                                        1999            2000
                                                                   -----------     -----------

Tax-loss carryforwards                                             $   163,781     $   241,503
Inventories and provisions                                              51,517          27,367
Machinery and equipment                                                 (9,503)          1,679
Concession rights                                                      (81,820)       (133,107)
Other                                                                   (4,203)            640
                                                                   -----------     -----------
Net deferred income tax asset                                      $   119,772     $   138,082
                                                                   ===========     ===========

Employees' profit sharing

Employees' profit sharing is determined by the Company at the rate of 10% on taxable income, adjusted as prescribed by the Mexican Income Tax Law. For the years ended December 31, 1998, 1999 and 2000, there was no basis for employee's profit sharing.

Asset tax

The Asset Tax Law establishes a minimum tax of 1.8% on the average of assets, less certain liabilities, which is payable when it exceeds the income tax due. In accordance with the Asset Tax Law, Grupo TFM and the Company are subject to asset tax starting fiscal year 2001.

Tax loss carryforwards

At December 31, 2000 Grupo TFM and its subsidiary had the following combined tax loss carryforwards, which under the Mexican Income Tax Law are inflation-indexed through the date of utilization:


                                           Inflation-indexed
          Year in which                      amounts as of                         Year of
           loss arose                      December 31, 2000                     expiration
           ------- --                      -----------------                     ----------
             1996                            $    14,357                           2046
             1997                                233,253                           2046
             1998                                290,035                           2046
             1999                                  6,167                           2046
             2000                                146,195                           2046
                                             -----------
                                             $   690,007
                                             ===========

NOTE 10 - COMMITMENTS AND CONTINGENCIES:

A) Commitments:

Concession duty

Under the Concession, the Government has the right to receive a payment from the Company equivalent to 0.5% of the gross revenue during the first 15 years of the Concession period and 1.25% during the remaining years of the Concession period. For the years ended December 31, 1998, 1999 and 2000 the concession duty expense amounted to $2,135, $2,751 and $3,334, respectively, which was recorded as operating expense.

Capital lease obligations

At December 31, 2000 the outstanding indebtedness assumed by TFM pursuant to the asset purchase agreement amounted to $4,227. This obligation will expire in January 2001.

Locomotives operating leases

In May 1998 and September 1999, the Company entered into operating lease agreements for 75 locomotives each, which expire over the next 18 and 19 years, respectively. At the end of the contracts the locomotives will be returned to the lessor. As of December 31, 2000, the Company had received 141 locomotives. Rents under these agreements amounted $7.3 million in 1998, $10.6 million in 1999 and $18.6 million in 2000.

Future minimum payments, by year and in the aggregate, under the aforementioned leases are as follows:

Year ending December 31,

2001                                                $    28,720
2002                                                     28,720
2003                                                     28,720
2004                                                     28,720
2005 and thereafter                                     408,011
                                                    -----------
                                                    $   522,891
                                                    ===========
Railcars operating leases

The Company leases certain railcars under agreements which are classified as operating leases. The term of the contracts fluctuates between 3 and 15 years. Future minimum rental payments at December 31, 2000, under these agreements are shown in the next page.

Year ended December 31,

2001                                               $    32,362
2002                                                    28,294
2003                                                    15,612
2004                                                    14,840
2005 and thereafter                                     70,513
                                                   -----------
                                                   $   161,621
                                                   ===========

Locomotives maintenance agreements

The Company has entered into two locomotives maintenance agreements, which expire in 2004 and 2018 with third-party contractors. Under current arrangements, the contractors provide both routine maintenance and major overhauls at an established rate in a range from four to five hundred dollars per locomotive per day.

Track maintenance and rehabilitation agreement

In May 2000, the Company entered into a track maintenance and rehabilitation agreement, which expires in 2012. Under this contract, the contractor provide both routine maintenance and major rehabilitation to the Celaya - Lazaro Cardenas stretch, which is comprised of approximately 350 miles. Maintenance and rehabilitation expense amounted to $2.3 million in 2000. Under this agreement, the Company will pay approximately $97 million in the following 12 years.

Fuel purchase agreement

On December 19, 1997, the Company entered into a fuel purchase agreement with PEMEX REFINACION, under which the Company has the obligation to purchase at market price a minimum of 29,550 cubic meters and a maximum of 42,400 cubic meters per month of PEMEX diesel. The term of the agreement is indefinite but can be terminated for justified cause by each party with a written notification upon three months' notice.

B) Contingencies:

Grupo TFM and its subsidiary are parties to various legal actions and other claims in the ordinary course of their business. Management does not believe that any pending litigation against Grupo TFM and the Company will, individually or in the aggregate, have a material adverse effect on their results of operations or financial condition.

The Company has filed a claim for the refund of approximately $262 million (Ps 2,111 million) of value added tax paid in connection with the Acquisition (see
Note 1). However, a full valuation allowance has been provided in the accompanying consolidated financial statements.

NOTE 11 - SUBSEQUENT EVENTS:

a. On February 9, 2001, the SCT issued statement 4.123. Under this statement, the SCT and TFM agreed to transfer a line of the two-way Hercules-Mariscala stretch to the Government in order to be included in the North Pacific concession. In return for this stretch, TFM will receive approximately $67 million plus value added tax, at the latest, on the date in which TFM, Grupo TFM or their stockholders acquire the 20% of the TFM capital stock or the 24.6% of the Grupo TFM's capital stock currently owned by FNM and the Government, respectively, or October 31, 2003.

    Government payment may be restated in accordance with an appraisal performed by the "Comision de Avaluos de Bienes Nacionales", until the payment date.

b. On February 12, 2001, the SCT modified the Concession title granted to TFM in regards with the transfer of the Hercules-Mariscala stretch described above, and authorized the dismantling of the catenary running over the route between Huehuetoca, State of Mexico and the City of Queretaro.

c.  IAS 39  "Financial  Instruments:  recognition  and  measurement"  should  be applied by the Company starting January 1, 2001. Under the provisions of this standard, derivatives are always treated as held for trading unless their use qualifies them for hedge accounting. All contractual rights or obligations under derivatives are recognized on the balance sheet as assets or liabilities. Further, gains and losses resulting from financial assets and liabilities should be disclosed, whether included in the income statement or in stockholders' equity. IAS 39 supplements the disclosure requirements of IAS 32, "Financial Instruments: disclosure and presentation". The Company does not believe the effect of adoption of this statement will be significant.

NOTE 12 - RECONCILIATION OF DIFFERENCES BETWEEN IAS AND U.S. GAAP:

The Company's consolidated financial statements are prepared in accordance with IAS which differ in certain material respects from U.S. GAAP. The principal difference between IAS and U.S. GAAP, as it relates to the Company, is the recognition of deferred income taxes. The deferred income tax included in the consolidated financial statements was calculated in accordance with the IAS-12 (revised) which requires the recording of deferred taxes for fixed assets and concession, including the effects of indexing for tax purposes.

U.S. GAAP prohibits recognition of deferred tax assets or liabilities for differences related to assets and liabilities that are remeasured from the local currency into the functional currency using historical exchange rates and that result from changes in exchange rates or the indexation for tax purposes.

In Mexico, companies are obligated to pay their employees a portion of the net income as defined by specific regulations. For U.S. GAAP purposes, deferred profit sharing liabilities or assets would be recorded for temporary differences that may arise in the determination of the current liability based on the statutory rate of 10%. These temporary differences are similar to those that exist for deferred income tax purposes. IAS do not require the establishment of assets or liabilities for these differences.

The differences in the net deferred income tax and employees' profit sharing assets determined under U.S. GAAP and IAS at December 31, 1999 and 2000 are summarized below:

                                                     Deferred income                  Deferred profit
                                                       tax assets                      sharing assets

                                                   1999          2000                1999         2000
                                                ----------     ----------         ----------     ----------

Amounts recorded under IAS                      $  119,772     $  138,082
Amount determined under U.S.                        39,941         56,429         $   10,951     $   15,524
                                                ----------     ----------         ----------     ----------
Net difference                                  $   79,831     $   81,653         $   10,951     $   15,524
                                                ==========     ==========         ==========     ==========

a. Reconciliation of net income

                                                                                 Year Ended December 31,

                                                                           1998           1999           2000
                                                                        ----------     ---------     ----------

Net income under IAS                                                    $   14,323    $   46,385     $   42,684
Deferred income tax                                                        (26,992)      (52,839)        (1,822)
Deferred employees' profit sharing                                          14,116        (3,165)         4,573
Effect of U.S. GAAP adjustment on minority interest                          2,575        11,201           (550)
                                                                        ----------    ----------     ----------

Net income under U.S. GAAP                                              $    4,022    $    1,582     $   44,885
                                                                        ==========    ==========     ==========

b. Reconciliation of stockholders' equity

                                                                               December 31,

                                                                           1999           2000
                                                                        ----------    ----------
Stockholders' equity under IAS                                          $  831,258    $  873,942

Deferred income tax                                                        (79,831)      (81,653)
Deferred employees' profit sharing                                          10,951        15,524
Effect of U.S. GAAP adjustment on minority interest                         13,776        13,226
                                                                        ----------    ----------

Stockholders' equity under U.S. GAAP                                    $  776,154    $  821,039
                                                                        ==========    ==========

Under U.S. GAAP, employee profit sharing would be considered as operating expense.

c. Earnings per share

The weighted average number of shares outstanding for the years ended December 31, 1998, 1999 and 2000 was 10,063,570. The net income per share (basic and diluted) under U.S. GAAP was $0.40 in 1998, $0.16 in 1999 and $4.46 in 2000.

d. Sales and disposals of fixed assets

In accordance with SAB 101, the sales and disposals of fixed assets should be included in other operating expenses. Under IAS, these expenses are included in other expenses - net. For the years ended December 31, 1998, 1999 and 2000 the sales and disposals of fixed assets amounted to $6,003, $4,861 and $23,435, respectively.

e. Extraordinary item

Under IAS, the deferred financing costs expensed for the pre-payment of the Senior credit facilities for an amount of $9,227 were included in interest expense, while under U.S. GAAP, it would be included in the income statement as extraordinary item, net of taxes ($5,075).

f. Effect of recently issued accounting standards

In June 1998, the Financial Accounting Standard Board ("FASB") issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if so, if it is, the type of hedge transaction. In June 2000, the FASB issued statement No. 138 "Accounting for Derivative Instruments and Hedging Activities-an Amendment of SFAS 133". This amendment addressed certain issues causing implementation difficulties for entities that have adopted or will adopt SFAS
133. This statement is effective for fiscal years beginning after June 15, 2000. The Company does not believe the effect of adoption of this statement will be significant.

g. Condensed balance sheets and income statements

The following condensed balance sheets and income statements reflect the effects of the principal differences between IAS and U.S. GAAP:

                                                                          Condensed Balance Sheets

                                                                                December 31,


                                                                           1999                2000
                                                                      -------------       -------------
Total current assets                                                  $     134,169       $     190,920
Concession rights and related assets - Net                                1,367,418           1,308,900
Property, machinery and equipment - Net                                     466,262             483,569
Deferred income taxes                                                        50,892              71,953
Other non-current assets                                                     32,112              21,169
                                                                      -------------       -------------
       Total assets                                                   $   2,050,853       $   2,076,511
                                                                      =============       =============

Total short-term liabilities                                          $     255,690       $      80,545
Total long-term liabilities                                                 672,913             817,777
                                                                      -------------       -------------
       Total liabilities                                                    928,603             898,322
                                                                      -------------       -------------

Minority interest                                                           346,096             357,150

Capital stock                                                               807,008             807,008
(Deficit) retained earnings                                                 (30,854)             14,031

       Total stockholders' equity                                           776,154             821,039
                                                                      -------------       -------------

       Total liabilities and stockholders' equity                     $   2,050,853       $   2,076,511
                                                                      =============       =============

                                                             Condensed Statements of Income

                                                                Years ended December 31,

                                                          1998            1999                2000
                                                     ------------      ------------     ------------
Transportation revenues                              $    431,272      $   524,541      $    640,558
Total operating expenses                                  360,715          409,683           493,708
                                                     ------------      ------------     ------------
Operating income                                           70,557          114,858           146,850

Other (expenses) income - net                              (2,070)             725               469
Comprehensive financing cost                             (110,392)        (101,656)          (99,455)
                                                     ------------      ------------     ------------
(Loss) income before provision for
deferred income taxes, minority
interest and extraordinary item                           (41,905)          13,927            47,864

Deferred income tax benefit (expense)                      45,791          (11,521)           13,152
Minority interest                                             136             (824)          (11,056)
                                                     ------------      ------------     ------------
Income before extraordinary item                            4,022            1,582            49,960
Extraordinary item, net of taxes                                                              (5,075)
                                                     ------------      ------------     ------------

Net income for the year                              $      4,022      $     1,582      $     44,885
                                                     ============      ===========      ============